Exhibit 99.1

Resources Connection, Inc. Reports Second Quarter Results for Fiscal 2018

Revenue of $156.7 million for the quarter
Net income of $8.1 million and adjusted EBITDA* of $13.4 million for the quarter
Diluted earnings per share of $0.27 for the quarter
Company continues to make progress on strategic initiatives to enhance revenue and profitability

IRVINE, Calif.--(BUSINESS WIRE)--January 3, 2018--Resources Connection, Inc. (NASDAQ: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the second quarter ended November 25, 2017.

Revenue for the second quarter of 2018 was $156.7 million, up 6.2% year over year and 11.0% sequentially. Revenue in Europe improved for the eighth successive quarter, up 20.9% year over year excluding revenue from the Company’s August 31, 2017 acquisition of taskforce-Management on Demand AG (“taskforce”) and up 44.0% including taskforce. Revenue in the U.S. increased 1.5% year-over-year. The Company’s Asia Pacific business rebounded from a disappointing first quarter, improving 12.1% sequentially, although slightly down year over year.

Net income for the quarter was $8.1 million (5.2% of revenue), with an adjusted EBITDA* of $13.4 million (8.5% of revenue). Net income per diluted share was $0.27 for the second quarter of 2018, including $0.08 per diluted share related to the reversal of valuation allowances on international deferred tax assets, offset by costs of $0.06 per diluted share related to severance, acquisition, transformation and integration expenses during the quarter. The Company also paid a quarterly cash dividend on September 21, 2017 of $0.12 per share, resulting in a total dividend payment of $3.6 million.

“I am pleased with our performance this quarter and the continued progress we have made towards implementing our strategic initiatives,” said Kate Duchene, President and Chief Executive Officer of RGP. “Our international performance remains strong, and I am especially proud of our eighth successive quarter of revenue growth in Europe. Additionally, our performance in North America is strengthening, and we believe we can experience further growth in our third quarter as our core business continues to grow and we integrate our recent acquisition, Accretive, into RGP.”

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation.

ACQUISITIONS

On November 1, 2017, the Company announced it had signed a definitive agreement to acquire substantially all of the assets and assume certain liabilities of Accretive Solutions, Inc. (“Accretive”) for $19.4 million in cash and 1,150,000 shares of Resources Connection, Inc. restricted common stock. Accretive is a professional services firm headquartered in Chicago with eight offices across the United States and approximately 500 professional staff. This acquisition supports our middle market growth strategy and offers strong capabilities in accounting and finance, enterprise governance, business technology and business transformation, in addition to providing a back office suite of services to startups through its Countsy brand. The acquisition closed on December 4, 2017. The Accretive transaction follows RGP’s September 1, 2017 acquisition of taskforce, a German professional services firm that provides clients with senior interim management and project management expertise. RGP’s consolidated financial results for the second quarter include taskforce revenue of approximately $3.7 million and EBITDA of $0.3 million.

UPDATE ON STRATEGIC INITIATIVES

RGP continues to make progress against its previously announced strategic initiatives. The Company has advanced its initiative to cultivate a more robust sales culture during the second quarter. The Company launched a new learning and development program to enhance training and accountability across the organization – including providing training on new management techniques and processes. RGP continued to roll out its new compensation programs to drive accountability and profitable growth. The Company’s Strategic Client Program is performing well with revenue of this program up 8.0% since the beginning of the fiscal year, and is expected to deliver improved growth in fiscal year 2018. RGP expects to complete substantially all of its sales transformation by the end of the fiscal year.

With regard to the second initiative to redesign the Company’s business model to enhance client offerings, the redesign is close to completion, with focus on building the Company’s integrated solutions capabilities and delivering multi-disciplinary offerings to its clients in three areas of focus – Transaction Services, Technical Accounting Services, and Data & Analytics. In the second quarter, the Company implemented the new operating model for sales, talent and integrated solutions within RGP for all of North America.

With respect to the cost containment initiative, the Company continues its efforts to lower selling, general and administrative expenses (“SG&A”) as a percentage of revenue. The Company made progress this quarter and will continue to focus on improved leverage and cost synergies in the core business and with the Accretive acquisition. The Company remains committed to managing its cost structure to achieve improved SG&A performance as measured against revenue.

FISCAL SECOND QUARTER REVIEW

Revenue for the second quarter of fiscal 2018 increased by 6.2% (5.3% constant currency) to $ 156.7 million compared to $147.6 million in the prior year second quarter. Without taskforce’s revenue of $3.7 million in the quarter, revenue was up 3.7%. On a sequential basis, second quarter revenue increased by 11.0% (10.6% constant currency) from $141.2 million in the first quarter of fiscal 2018. Year over year constant currency results for international revenue are computed using the comparable second quarter fiscal 2017 conversion rates, and the sequential quarter constant currency international revenue is computed using the comparable first quarter fiscal 2018 conversion rates.

Revenue in the U.S. increased by 1.5% year over year, reflecting increased activity and bill rates in several of the Company’s largest markets. The company believes the increase in these markets is partially attributable to the Company’s strategic initiatives, including its focus on improvement in bill rates per hour. U.S. revenue increased 5.6% sequentially. International revenue improved by 24.7% year over year (20.3% constant currency) and 32.9% sequentially (30.9% constant currency), reflecting strength in the Company’s United Kingdom, Ireland and Sweden practices. Revenue in Europe grew 20.9% year over year and 27.3% sequentially, excluding revenue attributable to the taskforce acquisition.

Net income improved in the second quarter of fiscal 2018 to $8.1 million, or $0.27 per diluted share, including $0.08 per diluted share related to the reversal of valuation allowances on international deferred tax assets, offset by costs of $0.06 per diluted share related to severance, acquisition and transformation related expenses during the quarter; this compares to net income of $5.7 million, or $0.16 per diluted share, in the prior year second quarter. Adjusted EBITDA was $13.4 million (8.5% of revenue) and $12.3 million (8.3% of revenue) for the quarter ended November 25, 2017 and November 26, 2016, respectively.

Gross margin was 37.9% in the second quarter of fiscal 2018, decreasing 40 basis points from 38.3% in the prior year second quarter. Sequentially, gross margin decreased 10 basis points from 38.0% in the first quarter of fiscal 2018. Both changes are related primarily to the impact of lower gross margin of taskforce, consistent with other European practices’ performance.

SG&A expenses for the second quarter of fiscal 2018 were $47.5 million (30.3% of revenue) compared to $46.1 million (31.2% of revenue) in the prior year second quarter and $47.4 million (33.6% of revenue) in the first quarter of fiscal 2018. The Company recorded approximately $2.9 million related to severance, acquisition, transformation and integration costs in the second quarter of fiscal 2018; the Company incurred charges of approximately $1.5 million related to severance expenses in the second quarter of fiscal 2017; and the Company incurred charges of approximately $3.8 million related to severance expenses, office closures, acquisition expenses, transformation and integration charges in the first quarter of fiscal 2018. Without these charges, the primary reason for the SG&A change year-over-year and sequentially was taskforce operating expenses of approximately $0.8 million incurred in the second quarter of fiscal 2018.

Cash provided by operations was $14.8 million for the second quarter ended November 25, 2017, compared to cash provided by operations of $15.2 million for the second quarter ended November 26, 2016.

In the second quarter of fiscal 2018, the Company paid a dividend of $0.12 per share to shareholders, resulting in a total dividend payment of $3.6 million. The Company did not repurchase any of its shares during the second quarter and has $125.1 million available for share purchases under its share repurchase program. As of November 25, 2017, the Company’s cash, cash equivalents and short-term investments were $56.3 million compared to $49.6 million at the end of the first quarter on August 26, 2017.

CONFERENCE CALL

RGP will hold a conference call for analysts and investors at 5:00 p.m. ET, today, January 3, 2018. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through January 10, 2018 at 855-859-2056. The conference ID number for the replay is 4584518. The call will also be archived on the RGP website for 30 days.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 4,000 professionals, annually serving over 2,600 clients around the world from 74 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include expectations regarding revenue trends and financial results, the acquisition of taskforce and Accretive and the Company’s strategic initiatives. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include our ability to successfully execute on our strategic initiatives and integrate our acquisitions of Accretive and taskforce, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 25,	November 26,	November 25,	November 26,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenue	$156,738	$147,558	$297,924	$290,947
Direct cost of services	97,319	91,048	184,807	179,910
Gross margin	59,419	56,510	113,117	111,037
Selling, general and administrative expenses (1)	47,498	46,056	94,913	89,670
Operating income before amortization and depreciation (1)	11,921	10,454	18,204	21,367
Amortization of intangible assets	322	-	322	-
Depreciation expense	947	808	1,887	1,602
Operating income (1)	10,652	9,646	15,995	19,765
Interest expense	397	64	734	64
Interest income	(32)	(40)	(60)	(110)
Income before provision for income taxes (1)	10,287	9,622	15,321	19,811
Provision for income taxes (2)	2,149	3,930	5,071	8,481
Net income (1), (2)	$8,138	$5,692	$10,250	$11,330
Net income per common share:
Basic (1), (2)	$0.27	$0.16	$0.34	$0.31
Diluted (1), (2)	$0.27	$0.16	$0.34	$0.31
Weighted average common shares outstanding:
Basic	30,173	35,716	29,991	35,992
Diluted	30,579	36,248	30,319	36,533
Cash dividends declared per common share	$0.12	$0.11	$0.24	$0.22

EXPLANATORY NOTES

  SG&A expenses include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.5 million and $1.9 million for the three months ended November 25, 2017 and November 26, 2016, respectively, and $3.1 million and $3.2 million for the six months ended November 25, 2017 and November 26, 2016, respectively. The expense for the six months ended November 25, 2017 includes approximately $140,000 related to accelerated vesting of stock options as part of the agreement with a departing senior executive; the expense for the three and six months ended November 26, 2016 includes approximately $400,000 related to accelerated vesting of stock options as part of the agreement with a departing senior executive.
  The Company’s effective tax rate was approximately 21% and approximately 41% for the three months ended November 25, 2017 and November 26, 2016, respectively, and approximately 33% and approximately 43% for the six months ended November 25, 2017 and November 26, 2016 respectively. The three months ended November 25, 2017 includes the reversal of approximately $2.4 million of valuation allowances on the deferred tax assets of certain foreign entities and the three and six months ended November 26, 2016 include the reversal of approximately $0.2 million of tax valuation allowances. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	November 25,	November 26,	November 25,	November 26,
	2017	2016	2017	2016

	(Unaudited)		(Unaudited)

Net income	$8,138	$5,692	$10,250	$11,330
Adjustments:
Amortization of intangible assets	322	-	322	-
Depreciation expense	947	808	1,887	1,602
Interest expense	397	64	734	64
Interest income	(32)	(40)	(60)	(110)
Provision for income taxes	2,149	3,930	5,071	8,481
EBITDA	11,921	10,454	18,204	21,367
Stock-based compensation expense	1,450	1,855	3,062	3,150
Adjusted EBITDA	$13,371	$12,309	$21,266	$24,517
Revenue	$156,738	$147,558	$297,924	$290,947
Adjusted EBITDA Margin	8.5%	8.3%	7.1%	8.4%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

Revenue for the Three Months Ended
				% Increase		% Increase
			% Increase	November 25,	% Increase	November 25,
			November 25,	2017	November 25,	2017
			2017	vs.	2017	vs.
			vs.	November 26,	vs.	August 26,
November 25,	November 26,	August 26,	November 26,	2016	August 26,	2017
2017	2016	2017	2016	Constant	2017	Constant
GAAP	GAAP	GAAP	GAAP	Currency (1)	GAAP	Currency (2)

$156,738	$147,558	$141,186	6.2%	5.3%	11.0%	10.6%

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the second quarter of fiscal 2017 and applying those rates to foreign-denominated revenue in the second quarter of fiscal 2018.

(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the first quarter of fiscal 2018 and applying those rates to foreign-denominated revenue in the second quarter of fiscal 2018.

EXPLANATORY NOTE

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as-reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	November 25,	May 27,
	2017	2017

	(Unaudited)

Cash, cash equivalents and short-term investments	$56,284	$62,329
Accounts receivable, less allowances	$109,025	$98,222
Total assets	$382,318	$364,128
Current liabilities	$72,339	$71,771
Total stockholders’ equity	$252,846	$238,142
Consultant headcount, end of period	2,746	2,569
Shares outstanding, end of period	30,300	29,662

	Six Months Ended
	November 25,	November 26,
	2017	2016

	(Unaudited)

Cash flow from operating activities	$1,640	$8,137
Cash flow from investing activities	$(4,206)	$17,833
Cash flow from financing activities	$(2,907)	$(57,426)

CONTACT:
For Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com